Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ATHENA TECHNOLOGY ACQUISITION CORP. II, AS AMENDED

Athena Technology Acquisition Corp. II (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. The name of the Corporation is Athena Technology Acquisition Corp. II.

2. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 20, 2021. The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 14, 2021. The Corporation’s Amended and Restated Certificate of Incorporation was further amended on June 13, 2023, June 20, 2023, March 12, 2024, December 10, 2024 and September 10, 2025 (as so amended, the “Amended and Restated Certificate of Incorporation”).

3. This sixth amendment to the Amended and Restated Certificate of Incorporation (the “Amendment”) amends the Amended and Restated Certificate of Incorporation.

4. This Amendment was duly adopted by the affirmative vote of the holders of at least 65% of the outstanding shares of common stock of the Corporation at a meeting of stockholders of the Corporation in accordance with ARTICLE IX of the Amended and Restated Certificate of Incorporation and the provisions of Section 242 of the DGCL.

5. The text of Section 9.1(b) of Article IX of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 23, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes (less up to $100,000 of interest to pay dissolution expenses), none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 63 months from the closing of the Offering (or, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date the next date upon which the Office of the Delaware Division of Corporations shall be open) (the “Deadline Date”) and (iii) the redemption of shares in connection with a vote seeking to amend such provisions of this Amended and Restated Certificate as described in Section 9.7. Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders”.”

6. All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be duly executed in its name and on its behalf by an authorized officer as of this 11th day of June, 2026.

/s/ Isabelle Freidheim
Isabelle Freidheim
Chief Executive Officer

[Signature Page to Certificate of Amendment]